EXHIBIT  NO.  6
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                                       OPTION  AGREEMENT
                         ------------------------------

THIS  AGREEMENT  made  this  1st  day  of  August,1998

BETWEEN:

DONN CAPITAL CORP., a company incorporated under the laws of British Columbia having its registered office at 204 - 5405 12th Avenue, Delta, British Columbia, Canada, V4M 2B2 (known herein as "Donn") ON THE FIRST PART

AND:

HADRO RESOURCES, INC., a company incorporated under the laws of the State of Nevada having its registered office at 145 Tyee Drive, #1526, Point Roberts, Washington, 98281-9602 (known herein as "Hadro") ON THE SECOND PART

WHEREAS:
A. Donn has under its control certain oil and gas leases located in Redwater, Alberta and is interested in selling to Hadro a fifty percent (50%) interest therein:

B. Hadro wishes to acquire a fifty percent (50%) interest in the oil and gas leases held by Donn in Redwater, Alberta, more fully described in paragraph A above.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and the sum of One Dollar ($1.00) paid to Donn by Hadro, the receipt of which is hereby acknowledged, the parties agree as follows:

1.     DEFINITIONS

1.01 In this Agreement, including the recitals and schedules hereto, unless there is something in the subject matter or context inconsistent therewith, the following words and expressions shall have the following meanings:

(a)     "Agreement"  means  this  Option Agreement as amended from time to time;

(b) "Leases" means the oil and gas leases being acquired from Donn as more fully described under paragraph A above;

(c) "Interest" means a fifty percent (50%) in the leases more fully described under recital "A" above;

(d) "Project" means the Redwater area oil and gas leases held by Donn as to four percent (4%) of which Hadro will acquire fifty percent (50%) of the four percent (4%), or a two percent (2%); and

(e)     "Property"  means  the  Redwater  area.

2.     REPRESENTATIONS,  WARRANTIES  AND  COVENANTS

2.01     Donn  represents  and  warrants  to  Hadro  that:

(a) it is a company duly incorporated, organized and validly existing under the laws of its incorporating jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)     the  Project  is  presently  owned  by  Donn  as  to  four percent (4%);

(d) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated, conflict with, will result in the breach of, or accelerate the performance required by, any agreement to which it is a party; and

(e) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.02     Hadro  represents  and  warrants  to  Donn  that:

(a) it is a company duly incorporated, organized and validly existing under the laws of its incorporating jurisdiction;

(b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c) neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, will result in the breach of, or accelerate the performance required by, any agreement to which it is a party; and

(d) the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

2.03 The representations, warranties and covenants herein- before set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any Interest in the Project by Hadro and any loss, damage, cause of action and suits arising out of or in connection with any breach of any representation warranty, covenant, agreement or condition made by them and contained in this Agreement.

3.     OBLIGATIONS  OF  HADRO

3.01 Hadro shall pay to Donn, in United States currency, the sum of Twenty Thousand Dollars (US $20,000) on or before August 1, 1999, one (1) year from the date of the signing of this Option Agreement; and

3.02 Hadro agrees that if it does not pay to Donn the full amount of the sum indicated in 4.01 above within the required period that it will have no future interest in the Project.

4.     OBLIGATIONS  OF  DONN

4.01 Upon receipt of payment in full in the amount of Twenty Thousand Dollars in United States currency(US $20,000) for the 2% Interest in the Project, Donn will undertake to transfer title in the Leases of the 2% ownership share held by Hadro and will deliver to Hadro, on a period basis to be determined, Hadro's share of any oil and gas revenues earned from the Leases, after deduction of all pulling costs and associated costs charged by the operator, during the option period (August 1, 1998 to August 1, 1999) and thereafter.

4.02 Donn will assist Hadro in dealing with the operator of the Leases, as and when required.

5.     AREA  OF  INTEREST

5.01 In respect of this Agreement, the only area of interest shall be the oil and gas Leases owned by Donn, as more fully described in the recitals herein. There is no obligation on the part of Donn to give a right of first refusal to Hadro in any other Projects or Leases currently under the control of Donn or to be acquired by Donn in the future.

6.     TERMINATION  OF  AGREEMENT

7.01     This  Agreement  shall  terminate:

(a)     if  Hadro  fails  to make the required option payment as mentioned under
4.01  above:  and

(b)     if  either  Hadro  and/or Donn gives notice in accordance with paragraph
7.

7.     TERMINATION  PRIOR  TO  FINALIZATION  OF  AGREEMENT

7.01 At any time prior to the finalization of the terms and conditions of this Agreement, either Hadro and/or Donn can terminate this Agreement, by giving ninety (90) days' notice in writing to that effect to each other, and upon receipt of such notice by either party, the Agreement shall become null and void and of no further force or effect.

8.     FORCE  MAJEURE

8.01 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, storm, flood, explosions, strikes, lockouts or other industrial disturbances, act of the public enemy, riots, laws, rules and regulations or orders of any duly constituted governmental authority, including environmental protection agencies, or non-availability of materials or transportation.

8.02 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from events described in paragraph
9.01  hereof  but  may  not  exceed  ninety  (90)  days  in  total.

8.03 A party relying on the provisions of paragraph 8.01 hereof will take all reasonable steps to eliminate any of the events mentioned in 8.01 and, if possible, will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an event under 8.0 l renders completion impossible.

9.    NOTICE

9.01 Any notice, direction, cheque or other instructions required or permitted to be given under this Agreement shall be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by telegram, telex, telecommunication or other similar forms of communication including facsimile, in each case addressed to the intended recipient at the address of the respective party set out on the front page hereof.

9.02 Any notice, direction, cheque or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the fifth business day following the day of mailing, except in the event ora disruption of the postal service in which event notice will be deemed to be received only when actually received and, if sent by telegram, telex, fax machine, telecommunication or other similar form of communication, be deemed to have been given or received on the day it was so sent.

9.03 Any party may at any time give to the other notice in writing of any changes or address of the party giving such notice and from and after the giving of such notice the address or addresses therein specified will be deemed to be the address of such party for the purposes of giving notice hereunder.

10.     FURTHER  ASSURANCES

10.01 Each of the parties hereto shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Option Agreement. For greater certainty, this section shall not be construed as imposing any obligation on any party to provide guarantees.

11.     ENTIRE  AGREEMENT

11.01 This Agreement embodies the entire agreement and understanding between Hadro and Donn and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

12.    AMENDMENTS

12.01 This Agreement may be changed orally but only by an agreement in writing, executed under seal, by the party or parties against which enforcement, waiver, change, modification or discharge is sought.

13.     ARBITRATION

13.01 If any question, differences or disputes shall arise between the parties in respect of any matters arising under this Agreement or in relation to the construction hereof the same shall be determined by the award of three arbitrators to be named as follows:

(a) the party sharing one side of the dispute shall name an arbitrator and give notice thereof to the party sharing the other side of the dispute:

(b) the party sharing the other side of the dispute shall, within 14 days of receipt of the notice, name an arbitrator; and

(c) the two arbitrators so named shall, within 15 days of the naming of the latter of them, select a third arbitrator.

The decision of the majority of these arbitrators shall be made within 30 days after the selection of the latter of them. The expense of the arbitration shall be borne equally by Hadro and Donn. If the parties on either side of the dispute fail to name an arbitrator within the time limit or proceed with the arbitration, the arbitrator named may decide the question. The place of arbitration shall be Vancouver, British Columbia, Canada.

14.     RULES  AGAINST  PERPETUITIES

14.01 If any right, power or interest of either Hadro or Donn under this Agreement would violate the Rule against perpetuities, then such right, power and interest shall terminate at the expiration of 20 years after the death of the last survivor of all the lineal descendants of his late Majesty, King George V of England, living on the date of execution of this Agreement.

15.    INUREMENT

15.01 This Agreement shall enure to the benefit and be binding upon the parties hereto and their respective successors and permitted assigns.

16.     GOVERNING  LAW

16.01 This Agreement shall be governed by and interpreted in accordance with the laws of the Province o British Columbia, Canada.

17.     SEVERABILITY

17.01 If any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality, and enforceability of such provision shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

18.     NUMBER  AND  GENDER

18.01 Words used herein importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa, and words importing persons shall include firms and corporations.

19.     HEADINGS

19.01 The division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.



20.     CURRENCY

20.01 All references to currency are stated in United States currency unless otherwise stated.

21.     TIME  OF  THE  ESSENCE

21.01     Time  shall  be  of  the essence in the performance of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the day, month and year first above written.

THE  COMMON  SEAL  OF  HADRO
RESOURCES,  INC.  was  hereunto  affixed
in  the  presence  of
/s/  Marilyn  Rafter,  Director
/s/  Gene  D.  Wilson,  Director


THE  COMMON  SEAL  OF  DONN
CAPITAL CORP. was hereunto affixed in the presence of:

/s/  Frank  W.  Donis

THE  COMMON  SEAL  OF  HADRO
RESOURCES,  INC.  was  hereunto  affixed
in  the  presence  of
/s/  Marilyn  Rafter,  Director
/s/  Gene  D.  Wilson,  Director


THE  COMMON  SEAL  OF  DONN
CAPITAL CORP. was hereunto affixed in the presence of:

/s/  Frank  W.  Donis